                                                                      EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
        Computation of Ratios of Earnings to Fixed Charges (continued)
                             (dollars in millions)
                             ---------------------

                                                       Nine Months Ended                 Three Months Ended
                                                       September 30, 1995                September 30, 1995
                                                       ------------------                ------------------
Earnings before income taxes                                  $7,190                             $2,449

Add (Deduct):
Equity in net earnings of less than 50% owned
   affiliates                                                   (166)                               (50)
Dividends from less than 50% owned
   affiliates                                                    153                                 29
Fixed charges                                                  1,158                                371
Interest amortization, net of capitalization                       2                                  -
                                                              ------                             ------
Earnings available for fixed charges                          $8,337                             $2,799
                                                              ======                             ======

Fixed charges:
Interest incurred:
   Consumer products                                          $  990                             $  316
   Financial services and real estate                             62                                 20
                                                              ------                             ------
                                                               1,052                                336

Portion of rent expense deemed to represent
   interest factor                                               106                                 35
                                                              ------                             ------
Fixed charges                                                 $1,158                             $  371
                                                              ======                             ======

Ratio of earnings to fixed charges                               7.2                                7.5
                                                              ======                             ======

                                                                      EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
              Computation of Ratios of Earnings to Fixed Charges
                             (dollars in millions)
                             ---------------------


                                                      Years Ended December 31,
                               ------------------------------------------------------------------------

                                 1994            1993           1992            1991             1990
                               --------        --------       --------        --------         --------
Earnings before
   income taxes and
   cumulative effect
   of accounting changes       $ 8,216         $ 6,196         $ 8,608        $ 6,971          $ 6,311

Add (Deduct):
Equity in net earnings of
   less than 50% owned
   affiliates                     (184)           (164)           (107)           (95)             (90)
Dividends from less than
   50% owned affiliates            165             151             125             72               71
Fixed charges                    1,537           1,716           1,736          1,899            1,941
Interest capitalized, net
   of amortization                  (1)            (13)             (3)           (11)               -
                               -------         -------         -------        -------          -------
Earnings available for
   fixed charges               $ 9,733         $ 7,886         $10,359        $ 8,836          $ 8,233
                               =======         =======         =======        =======          =======

Fixed charges:
Interest incurred:
   Consumer products           $ 1,317         $ 1,502         $ 1,525        $ 1,711          $ 1,754
   Financial services and
     real estate                    78              87              95             83               93
                               -------         -------         -------        -------          -------

                                 1,395           1,589           1,620          1,794            1,847
Portion of rent expense
   deemed to represent
   interest factor                 142             127             116            105               94
                               -------         -------         -------        -------          -------

Fixed charges                  $ 1,537         $ 1,716         $ 1,736        $ 1,899          $ 1,941
                               =======         =======         =======        =======          =======

Ratio of earnings to
   fixed charges                   6.3             4.6             6.0            4.7              4.2
                               =======         =======         =======        =======          =======